Exhibit 11 - Statement re: Computation of Per Share Earnings
                        (In thousands, except share data)

                                                           Three Months Ended
                                                        ------------------------
                                                       December 28, December 30,
                                                           1996          1995
                                                        ----------    ----------

Net income .........................................    $    2,186    $    2,151
                                                        ==========    ==========


Net income per common share:
      Primary:
           Weighted average shares outstanding .....     8,131,153     7,950,895
           Common Stock equivalents ................       240,213       330,764
                                                        ----------    ----------
           Total ...................................     8,371,366     8,281,659
                                                        ==========    ==========

           Net income per common share .............    $     0.26    $     0.26
                                                        ==========    ==========


      Fully diluted:
           Weighted average shares outstanding .....     8,131,153     7,950,895
           Common Stock equivalents ................       266,196       345,353
                                                        ----------    ----------
           Total ...................................     8,397,349     8,296,248
                                                        ==========    ==========

           Net income per common share .............    $     0.26    $     0.26
                                                        ==========    ==========